Exhibit 99.2

SVNT – Savient Pharmaceuticals, Inc. Conference Call to Update on pegloticase BLA

February 12, 2009 / 7:00 PM ET

Transcription – Thompson StreetEvent

CORPORATE PARTICIPANTS

Philip Yachmetz

Savient Pharmaceuticals, Inc. - SVP, General Counsel

Paul Hamelin

Savient Pharmaceuticals, Inc. - President

Dr. Lee Simon

Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

CONFERENCE CALL PARTICIPANTS

Salveen Kochnover

Collins Stewart - Analyst

Rachel McMinn

Cowen & Company - Analyst

Joseph Schwartz

Leerink Swann - Analyst

John Newman

Oppenheimer - Analyst

Andrea Jao

Barclays Capital - Analyst

Carol Werther

Summer Street Research - Analyst

PRESENTATION

Operator

Hello everyone and welcome to today's conference call hosted by Savient Pharmaceuticals. With us this evening, we have Paul Hamelin, President of Savient Pharmaceuticals, Dr. Lee Simon, Chair of the BLA Oversight Committee and the Board of Directors, and Phil Yachmetz, Senior Vice President and General Counsel of Savient Pharmaceuticals. (Operator Instructions). I would now like to turn the call over to Phil Yachmetz. Please go ahead, sir.

Philip Yachmetz - Savient Pharmaceuticals, Inc. - SVP, General Counsel

Before we begin today's conference call, I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals. In particular, we need to stress that when we discuss information regarding the efficacy and safety of KRYSTEXXA or pegloticase, our BLA filing with the FDA and the priority review process, the Arthritis Advisory Committee, the possibility of obtaining regulatory approval for KRYSTEXXA in the United States or outside the United States, or preparations for commercialization of KRYSTEXXA, no inference of the overall success with respect to these matters nor guarantee of approval can be implied as these matters are subject to the independent review, analysis and approval of regulatory authorities and also subject to a number of risks and uncertainties.

We encourage you to read the Company's past and future filings with the Securities and Exchange Commission, including, without limitation, the Company's quarterly report on Form 10-Q and our annual reports on Form 10-K, which identify important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the contents of this conference call contain time-sensitive information that is accurate only as of the day of this live broadcast, February 12, 2009. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

I now would like to turn the call over to Paul Hamelin, our President. Paul.

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

Thank you very much, Phil, and good evening everyone. With me today is Phil Yachmetz, as previously mentioned, and Dr. Lee Simon, a member of our Savient Board of Directors, who is the Chair of the Board's BLA Oversight Committee.

Savient issued two press releases this afternoon, both of which can be found on our website at www.savient.com. The first announcement discussed some important news about our BLA and our progress before the FDA.

The second announcement was the appointment of David Gionco to our Chief Financial Officer. As our current Vice President of Corporate Finance and Controller, David will be able to seamlessly step in as our Chief Financial Officer. David has 18 years of experience in the pharmaceutical industry. And during his time here at Savient, he has distinguished himself as a leader in the financial and operational area. David's experience and dedication makes him very well suited to lead our finance and accounting departments. I look forward to working with him in the months ahead as we continue through the regulatory process for pegloticase.

We're also pleased to announce today KRYSTEXXA as our brand name or trade name that has now been accepted by the FDA and was also accepted by the European Union. So we have a global trade name, KRYSTEXXA.

I'd now like to discuss the announcement we made today about our KRYSTEXXA BLA. Specifically, we filed amendments to strengthen and to clarify the data included in our original filing. I'd like to take a moment to briefly discuss the events that led to the filing of these recent amendments.

Back in late November, a month after we submitted our BLA for priority review, the Board appointed a BLA Oversight Committee, which is chaired by Dr. Simon, with Alan Heller. This two-member board-level team is, of course, chaired by Dr. Simon. Their charter is to oversee and make recommendations with regard to the activities relating to the BLA and the preparation for the Advisory Committee meeting.

More recently, in the month of January, Dr. Simon has assumed even greater control over the day-to-day management of our activities relating to the FDA's review of our BLA and our preparations for the Advisory Committee. As part of its efforts, the Committee recruited a number of independent experts and formed teams and panels of these external experts. Their collective work, additional analysis and interpretation of the filed BLA was recently completed. In parallel, the Company has been receiving review-related requests from the FDA for additional information or analyses relating to our original application.

So, in late January, the Company, as a result of all these efforts, filed several amendments that focused on topics that were identified by the Committee, the expert panels, and then also addressed the review-related requests from the FDA. Dr. Simon is going to discuss these amendments in greater detail in just a few moments.

We would like to emphasize that we believe the steps we have taken further clarify the favorable risk-to-benefit profile of the safety and efficacy of KRYSTEXXA in the treatment-failure gout population, where there is tremendous unmet medical need. Securing FDA approval for KRYSTEXXA remains the number-one priority of this Company. And we believe filing these key amendments is a very important step towards achieving that goal.

In addition to filing these amendments and working with outside experts and planning for an Advisory Committee meeting, we've also been engaged with the FDA in completing necessary pre-approval inspections of many different sites. The FDA has scheduled and completed some, but not all, clinical site inspections. They scheduled an inspection of our analytical labs and our clinical research organization.

Furthermore, in late January, we had scheduled with the FDA a manufacturing site inspection at BTG in Israel. Unfortunately this inspection has been delayed due to the State Department travel restrictions for government employees traveling to Israel resulting from the political instability in the region. We continue to work with the FDA to determine new inspection timelines for the BTG manufacturing facility.

As of this time, with continued State Department travel restrictions, we do not have an agreed-upon inspection date for the facility, but we continue to actively discuss potential inspection dates with the FDA. We believe these inspections will occur in a timely fashion and we believe these inspections will stand up to review by the Agency.

Before Dr. Simon elaborates on the recent BLA amendments, I'd like to note that the change in the schedule does not impact our planning as it relates to commercialization and launch of pegloticase or KRYSTEXXA. The Company has always had a ramp-up program in place that parallels the FDA review process.

With that, I'd like to turn it over to Dr. Simon.

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

Thanks Paul and good evening everyone. As Paul mentioned, the Committee conducted an extensive review of Savient's Biologics Licensing Application. As part of the process we engaged several groups of experts to perform an in-depth analysis of this BLA and to further explore aspects of the data to understand better the risk-to-benefit ratio of pegloticase.

We, during this period of time, have also had regular interactions with the FDA based on queries from the FDA. As part of the FDA's review, they recently provided Savient with some questions specific to the BLA. Consequently we began reviewing the request and we put a process in place to gather the necessary and relevant data. As a result, we have filed amendments addressing the topics identified by both the Committee that I chair in our review, and also addressed the issues raised by the FDA regarding their review.

Let's discuss in detail the results and findings of one expert panel whose report was filed as an amendment to the BLA. As promised previously, the Company engaged an experienced independent panel of clinical experts, headed by Dr. William B. White, who is a Professor of Medicine at the Calhoun Cardiology Center at the University of Connecticut School of Medicine. This panel, which recently completed its review, performed a formal blinded post-hoc adjudication of all cardiovascular events included in all serious adverse event reports. And serious adverse events were also evaluated in an un-

blinded adjudication of cardiovascular-related infusion reactions and severe infusion reactions from the Phase II and Phase III pegloticase trials.

It is important to note here that the expert panel adjudicated not just cardiac events, but the cardiovascular events. The primary event evaluation was predicated on the classic anti-platelet trial less collaborative assessment criteria. For those of you in the know, this is the APTC criteria. This is a standardized approach that the FDA has widely accepted as a method of evaluating cardiovascular risk. APTC cardiovascular events include deaths, as well as non-fatal myocardial infarction, or non-fatal stroke. Additionally, the panel evaluated all serious non-APTC cardiovascular events.

I'd like to remind you that in the six-month Phase III trials, for every patient receiving placebo there were four patients receiving a dose of pegloticase in a 2 to 2 to 1 randomization schema. The panel determined from both the blinded and un-blinded evaluations that in the Phase III trials there were three APTC cardiovascular events in the pegloticase treatment arms, and none in the comparator placebo treatment arm. Furthermore, the panel found that there were 10 non-APTC cardiovascular events in the treatment arms and, again, none in the comparator placebo treatment arm.

Subsequently, the panel performed an un-blinded adjudication of the Open Label Extension study, employing the same criteria used for the Phase III trials, with the exception that there really were no patients on placebo and only two patients on observation during the Open Label Extension study. The panel found, in this dataset, two APTC cardiovascular events and seven non-APTC cardiovascular events.

The cut-off date for this analysis was through August 29, 2008. You would expect a relatively high incidence of events because their underlying preexisting cardiovascular diseases in this treatment-failure gout population enrolled in this trial.

It's important to remember that these patients are sick. Approximately 84% of the patients enrolled have at least one of the following pre-existing severe cardiovascular conditions upon entering the trial, inclusive of cardiac arrhythmias, cardiac failure, consisting of left ventricular dysfunction, coronary disease, peripheral vascular disease, history of venous thromboembolic disease, dyslipidemia or diabetes and hypertension.

Furthermore, approximately one third of the patients had a total of three to six independent cardiovascular risk factors, making this a very sick population which clearly was predisposed to significant potential events, and even to all-cause death.

The data derived from this post-hoc adjudication panel summarized just now should be distinguished from the data presented in the October American College of Rheumatology Meeting. The presentation at the ACR meeting was not predicated upon APTC criteria, which is what has now been reported for this cardiovascular blinded and un-blinded adjudication panel. The ACR presentation reported cardiac SAEs from the Phase III trial.

The cardiovascular adjudication report, which we committed to do following ACR, includes both cardiovascular events and other vascular events that are related to the cardiac and vascular system that are consistently and typically associated with the cardiovascular reporting system. And these are both from the Phase III and the Open Label Extension.

To further put this into perspective, an additional analysis was performed by another separate external panel of experts. And this panel reviewed all-cause mortality in the Phase III trials. And we are combining this with an analysis of all patients in the Open Label Extension study.

From the initiation of the Phase III trial in June of 2006 until recently, February 6, 2009, there have been nine total deaths in this program. Six of these deaths occurred in the pegloticase treatment arms, compared with three deaths in the placebo arm during this time. Of the six deaths in the treatment group over this two-and-a-half-year period, four were in the every two-week regimen and two were in the every four-week regimen. Of the three deaths in the placebo group, one death occurred after radomization but prior to first infusion, and the two remaining deaths occurred four months post placebo infusion.

In all instances discussed above, the patients' deaths were not, in our opinion, or that of the investigators or even of the independent experts, on review of the history, causally related to the study drug. Significantly, the data also confirms that death imbalance of pegloticase does not exist.

In parallel, we engaged another panel with experience in immunology to further understand the immune response. With this effort, these experts examined the interplay of antibody response, infusion reactions and then the measurable loss of plasma uric acid. This analysis and interpretation of data, along with the complete pharmacodynamic analysis, also forms another amendment to the FDA for the BLA.

The results were as follows. Antibody development followed a very predictable pattern, developing immediately following the initiation of therapy by month four, and then remaining consistent throughout the Phase III and Open Label Extension study. Those patients who developed antibodies have higher incidence of their infusion reactions. However, there was no clear relationship with the clinical extent or severity of these infusion reactions. The only correlation was between infusion reactions and the formation of antibodies.

Subjects who also developed high antibody titres also had a corresponding risk of either having no plasma uric acid response or losing a plasma uric acid response or control during that time. This loss of response of serum uric acid was observed in all patients with high titer antibodies and in some patients with moderately high titer antibody by month four.

Therefore, at this stage, we conclude that the clinical effect of immunogenicity becoming known in the first four months, and are easily detected by monitoring a simple pharmacodynamic measure, that being serum uric acid. These findings and conclusions then led to the labeling changes which provide practical guidance for physicians to manage both the benefit of the therapy and any potential risk related to immunogenicity and infusion reactions.

Other proposed changes were also made within the proposed label. These amendments included updated prescribing information to enhance clarity and to emphasize the positive relative risk-to-benefit profile of prescribing Pegloticase at 8mg doses every two weeks.

Although both the every four week dose regimen and the every-two week dose regimen met the primary endpoints in both trials, the every two-week dose regimen not only demonstrated success regarding the a priori defined primary outcomes, but also demonstrated, as early as week 13, statistically significant effects in important a priori determined secondary outcomes not observed with the every four-week regimen. Thus the Company has determined to focus exclusively on proposing the every two-week dose regimen and will recommend this dose for approval.

This regimen has demonstrated statistically significant clinical improvement, including the reduction and/or resolution of gout tophi. Other statistically and clinically meaningful improvement included decreases in tender or swollen joint count, reduction in flare incidences and frequency in months four through six of the randomized control trial. These patients also had a clinically meaningful improvement in pain reduction, physical function at six months, as compared to placebo.

As a result of all the panels' input and interpretation of these analyses, we have recommended a revised Risk Evaluation and Mitigation Strategy or, for those of you in the know, the REMS program. This revised REMS program is based on an Element to Assure Safe Use program or ETASU. This ETASU is an annual performance-linked access program for prescribers, infusion sites and patients. Enrolment in this program will have to take place on an annual basis and certification will be required to prescribe, administer or receive pegloticase.

Specifically, infusing physicians and their relevant nursing staff will annually certify to ensure the proper use of KRYSTEXXA, including the need for flare prophylaxis in months one through three, and infusion prophylaxis for each infusion. This program will also collect adverse events that might be deemed by the healthcare prescriber to be potentially drug-related.

The Company has also revised its proposed post-approval registry from its previously proposed 1,000-patient observational study. The Company now expects to establish an expanded voluntary registry of up to 3,000 patients over five years. This will allow a more rigorous and greater level of potential safety signal detection that provides the Company, patients, their physicians and the regulators greater assurance of public safety.

Before I turn the call back to Paul, I'd like to close by saying that based on my experience, I believe that the work that has been performed to define clearly the relative risks and benefits of pegloticase, which is included in these amendments, does significantly enhance the overall BLA application. This is an exciting new therapy that, if approved, has the potential to have a meaningful impact on those patients who need it.

For appropriate use, it is critical to define who is the exact population who would benefit from such a therapy, provide access to a dose with demonstrable, clinically relevant and statistically significant benefit in terms of tophi reduction, improvements in pain, function, tender or swollen joint counts, and overall health-related quality of life measured by the SF-36 outcomes. And also provide clear stopping rules to mitigate potential risks associated with the now understood immunogenicity recognized with the use of this important, targeted, biologic therapy.

Through our extensive review, and in consultation with Dr. White and others, we now have a more complete understanding of the overall safety data relating to the use of pegloticase and can confirm that a death imbalance does not exist. Moreover, the additional data and clarification enables us to better understand the most appropriate uses for this product.

In short, we believe we have done everything to make this BLA as clear and complete as possible for the FDA to review and approve for use in the United States.

With that, I'd like to turn the call back over to Paul. Paul.

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

Thanks Lee. The Company believes the steps and amendments that we're taking considerably improve the overall marketing application to the FDA. I speak for everyone at Savient when I say that securing FDA approval for pegloticase remains our number-one priority. And we believe making these amendments was an important step towards achieving that goal.

As part of this review and in light of the additional information the Company has provided the FDA, the FDA has extended the review clock by three months, to July 30, 2009. Given the extended PDUFA action date, the FDA told us that the Advisory Committee that was originally scheduled on March 5 will be rescheduled. We will disclose further information regarding the Advisory Panel when a specific date and time has been determined by the FDA.

I would like to emphasize that the BLA Oversight Committee, our retained external experts, along with the management team, continue to believe in this very exciting product for patients who suffer from treatment-failure gout. I would like to reiterate that the recent steps we have taken to submit our amendments to the BLA are truly designed to strengthen our application. We look forward to continuing to work with the FDA as we continue to move through the regulatory process and hopefully secure approval.

We remain committed to the development of KRYSTEXXA and to changing the paradigm of therapy available to those afflicted with this terribly debilitating disease.

With that, I'd like to turn the floor over and take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from Salveen Kochnover of Collins Stewart.

Salveen Kochnover - Collins Stewart - Analyst

Hi. Thank you for taking my questions. I guess my first question really relates to the cardiac events. How does the FDA look at cardiovascular events, and specifically APTC versus non-APTC events?

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

Lee

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

So it's important to recognize that cardiovascular events come in multiple different flavors. And in particular, it's very important, from a biologic linkage point of view, to understand causality. So APTC events are thought to be more related to ischemia or decreased blood flow, such as a myocardial infarction or that kind of completed event, whereas angina, which is not a completed event, is considered within the non-APTC criteria.

So the agency will look at both bits of data, but by separating these out arbitrarily, you state the different actual events that take place and you put great weight on APTC. But because non-APTC also includes arrhythmia, congestive heart failure, pulmonary emboli and other events that may totally not be related to only the cardiac system but the vascular system, they believe it's a better way to look at the totality of that safety evidence.

Salveen Kochnover - Collins Stewart - Analyst

And if a patient enters the trial with angina and then had another occurrence in the trial, are these patients still considered a non-APTC event?

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

Yes, exactly, because it's not determining causality. Determining causality is when you sit down and read each of the cases. But in this context, that's the complication here, because all these patients are so incredibly ill to begin with that determining the causal relationship with the exposure to the drug is extremely difficult. So they're trying to get some clarity by organizing how you look at the events. And that's the purpose in doing APTC versus non-APTC.

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

And Salveen, let's not forget that this is a standardized approach that the FDA has widely accepted as the method of evaluating cardiovascular risk. So again, we come back to we think that we've strengthened and clarified the BLA through this entire process in providing this adjudication report.

Salveen Kochnover - Collins Stewart - Analyst

Okay. And then are the cardiovascular AEs still equal across all arms of the study? And how does the Company address the fact to the FDA that there were zero events in the placebo arm versus the drug treatment arms?

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

I think it's very important to recognize that drugs are approved in the United States for being clinically relevant in their benefit, for how a patient feels, functions or survives. Those drugs that potentially have more risk are looked at more carefully, but drugs that actually alter the natural history of a disease like this one are few and far between. So one has to actually consider the relevant risk/benefit equation and what is the available medical therapy for that patient at this point in time.

In the context of Orphan Drug and the context of an unmet medical need of a severely affected patient population, with this kind of dramatic benefit, and I'm talking not just about the primary outcome, but actually for the first time in the context of the six-month randomized controlled trial, you actually alter tophi, something which we could never have anticipated, in an important degree, and then also measure significant benefits in pain, physical function and health-related quality of life, this is going to have a huge impact on the decision process. Even I, as an FDA-er, would have a difficult time actually thinking that this is not worth any potential risk.

And then by using a very rigorous risk-mitigation strategy through the REMS program, to ensure that, A, the right patient is identified for treatment, B, that dispensers, who are identified and certified, are capable of doing it correctly, and C, that we're following up the patients and accruing information, this is the best thing we possibly could do for a product with this much benefit, with this kind of reported risk.

Salveen Kochnover - Collins Stewart - Analyst

Okay and the cardiovascular AEs, did they still come out to be equal across all arms of the study?

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

Well, let's be clear, we're not reporting cardiovascular AEs. We're talking about serious adverse events here. And therefore, as clearly from the data, is zero in the placebo arm. And that's not the same thing as cardiac AEs. Cardiac AEs are reported in the BLA, but they really aren't going to carry the weight that a cardiac post-hoc, blinded adjudication will regarding the SAE report and all-cause mortality. And I remind you, the all-cause mortality is not unbalanced.

Operator

Your next question comes from Rachel McMinn of Cowen & Company.

Rachel McMinn - Cowen & Company - Analyst

Yes, thanks very much. I'm curious you mention that there's back and forth with the FDA. Can you talk a little bit more about what specifically the FDA wanted you to look at?

And then also did you receive any copy briefing documents from the FDA for the March 5 panel? And if so, what were the main concerns expressed by the FDA?

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

Rachel, we certainly have been interacting with the FDA over the last several months. But typically we don't make comments about individual conversation or speculate about the implied questions or anything to that nature.

As it relates to your question about did we receive a FDA briefing book, we have not received the briefing book at this point in time because the committee is being postponed.

Rachel McMinn - Cowen & Company - Analyst

Okay. So you hadn't received it before you submitted the amendment?

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

Correct.

Rachel McMinn - Cowen & Company - Analyst

And I guess -- thank you, and then two other questions. Just based off your analysis, you've mentioned a couple of times now that this drug needs to be given to the right patient. How do you define what that is? Is there a particular baseline characteristic where your analysis would suggest that patients shouldn't get this drug or where the risk/benefit ratio would be altered?

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

That's really an interesting question and it really relates to what is treatment-failure gout. I've been asked this kind of question before. And some people have the idea that means they don't respond to a non-steroidal anti-inflammatory drug for an acute attack. That's not what we're talking about.

We're talking about patients who have very significant established disease. This is well defined in the literature as of the last three years and these patients have recurrent attacks of gout. In our population it's about eight to nine attacks in the last year in the randomized controlled trials, but in the mean, it's about seven in a year. And, furthermore, they often have tophi, more than 60% of the time, in our population it was more than 70% of the time, and who are significantly functionally impaired with chronic pain. These are patients who do not respond to urate lowering therapy or cannot take the available urate lowering therapy. That is the specific definition of the treatment-failure gout population.

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

So Rachel, in talking about this treatment-failure population, it still doesn't change and hasn't changed the overall market size and where we've been going. These are the same types of patients that entered into our Phase III trial, entered into our Phase II trial, and remain very consistent. It is a highly diseased gout population.

Rachel McMinn - Cowen & Company - Analyst

Sure, I guess I was wondering is specifically from your safety analysis, is there anything that you could pull out or you could say that the risk benefit would be altered within your Phase III population.

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

So are you asking are there patients in the randomized control trials that we can identify that we would suggest not to receive the drug?

Rachel McMinn - Cowen & Company - Analyst

Yes, for example, if somebody had [THF] at baseline, or those patients more at risk for exacerbation?

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

We don't really know the answer to that question, based on this dataset. All we can say, and appropriately based on this dataset, is that if somebody has an ejection fraction less than 20% they should probably not be receiving this drug until we gain further information about that.

Rachel McMinn - Cowen & Company - Analyst

Okay and then -- that's very helpful. And I guess just in terms of the other question I wanted here, in terms of cash, can you just talk a little bit about how much cash you have and what you're projected for and will be through the PDUFA date?

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

Yes, as it relates to that situation, we're going to be giving an earnings update here in a matter of a couple of weeks at year end. But, as we said last year, that we had enough cash and capital to move forward through this review process and launch here in the United States, and we still remain committed to that. So we're in very good shape.

When we reported last quarter, we said our 2008 run rate was about $65m. We would end the year at about $80m in cash. We will update that, but we remain very consistent with that. So we're in good shape to be able to get through the review process and launch with the capital that we have at hand.

Operator

Your next question comes from Joseph Schwartz of Leerink Swann.

Joseph Schwartz - Leerink Swann - Analyst

Hi there. Thanks. I was wondering, you mentioned the registry would be up to 3,000 patients from 100 patients previously planned. What is the thinking as far as monitoring the registry with algorithms or what not to detect significant concerns in the real world since there's no placebo arm? Any thoughts there would be appreciated.

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

First of all its 1,000 patients we went from to 3,000 patients, but secondly, the registries are very well established and they are well understood. These are not complicated issues, the FDA actually uses registries to obtain more formal information, fully recognizing that there is no placebo arm in there. Now whether or not the FDA will or will not accept this, we can't tell you, but it certainly is appropriately structured to be able to look at an event rate of 0.1% based on the numbers that we in fact would recruit.

And because of the recertification program, meaning the risk management program, these sites will be highly sophisticated and the paperwork will be in place to accrue this information in a very timely manner to be able to ascertain causality because they will have direct access to the records at the time. So the information will be extraordinarily useful because it will be more real world than a randomized control trial.

Although I have to tell you in all honesty in my experience of having looked at trials for the last long time, the patients in this trial were real world. These were sick people who really aren't very different, and we've looked at this very carefully, from the real world patient who is treatment-failure gout.

Joseph Schwartz - Leerink Swann - Analyst

Okay, and as far as cardiovascular versus cardiac SAEs, how do you anticipate responding to any questions on the effect of rising tophi and producing high levels of uric acid into the bloodstream and then whether or not that might have both cardiac versus cardiovascular issues.

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

Fascinating, I can't even imagine who is out on the street talking about this.

We don't believe that there is any causality associated with a crystal that would come out. In fact the argument might be that this an antioxidant so therefore it's good for it being released, not less.

And we're not seeing people having blocks going around in the serum and in the blood. This is solublized uric acid, which was striking because we never expected to actually be able to affect the miscible pool, the soluble pool, of uric acid as rapidly as we have. This therapy has changed the whole paradigm of how one thinks about mobilizing what looked to be when you opened up the joint, concrete. It looked to be solid and yet at the same time it appears that the kinetics were such that it rapidly solublizes under the right circumstances.

And therefore the real question will be on not whether there is something related to the mobilization of uric acid, but if there are a series of events that take place that are endothelial related and only time will tell. Certainly I'm not even sure that a 50,000 person study would be able to answer the question you just asked.

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

Next question.

Operator

Your next question comes from John Newman of Oppenheimer.

John Newman - Oppenheimer - Analyst

Hi, thanks for taking my question. You mention in the press release that there were nine total deaths and at the end of the press release you talk about as at February 6, there's one additional death in the Open Label study. Is this a new placebo death that we had previously not been told about, because I don't recall hearing about it before today?

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

No. So the nine total deaths that we have reported include the latest death which we just reported as of February 6 to the FDA. So it's included in that nine.

John Newman - Oppenheimer - Analyst

Okay, so in the original submission, that death was not included, correct?

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

Correct, but it goes in as a report because we still have patients on drug at this point in time.

John Newman - Oppenheimer - Analyst

Right, of course, also, in terms of the cardiovascular events as you're calling them, so you had a total of -- including the APTC and non-APTC, you had a total of 22 events during the Phase III in the Open Label study, versus none for placebo. Is that correct?

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

John, are you adding up the APTC events from the randomized control trial and the Open Label Extension together?

John Newman - Oppenheimer - Analyst

Yes, that's right.

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

Okay, so what are you asking please?

John Newman - Oppenheimer - Analyst

I just want to make sure that I had the number correct since there were four divisions. There was APTC versus non-APTC and then there was -- for the Phase III and also for the Open Label.

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

Be very careful in ascertaining the importance of these data, it is very difficult to know how to interpret the OLE data when there's no comparator arm. So the FDA, although obviously interested in anything, is also going to be particularly focused on the APTC and non-APTC events within the randomized control trial because you have something to compare it with.

John Newman - Oppenheimer - Analyst

Right

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

Okay

John Newman - Oppenheimer - Analyst

Sure. And one other question, during the initial Phase III trial there were no cardiac events for placebo?

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

As we reported in the APTC and non-APTC reported evaluation or adjudication, there were zero events for both APTC and non-APTC in the placebo arm of the Phase III randomized control trials.

John Newman - Oppenheimer - Analyst

Okay. Did the FDA ask you guys for an additional Phase III trial?

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

Say that again.

John Newman - Oppenheimer - Analyst

Did the FDA request an additional Phase III study when they communicated their request for more information to you?

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

No, no, not at all. As we were attempting to explain earlier, when we submitted the amendments to the BLA application, the Agency reviewed that and upon their review decided and chose to extend the review period from April 30 to July 30, 2009.

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

I think it's important to recognize that in the decision to extend the PDUFA date, is that implies that the amendments that we made were significantly important for them to truly understand the relevant risk to relevant benefit and I think that that actually is a nice statement from them. Because obviously they also have a choice to say “why do I want to do this extra work, I could just stop this here on the clock at April 30.” But they didn't choose to do that.

And I think that, given the implication, that these are warranted, that these were substantive and importantly inform the Agency about really important aspects of the therapeutic that really has important clinically relevant outcomes for patients who have no other alternative therapy. This is really a critical issue to understand about the amendments that we put in.

Operator

You next question comes from Andrew Vaino of Roth Capital.

Andrew Vaino - Roth Capital - Analyst

Yes. Thanks for taking my question. How much of what was recently submitted was asked for by the FDA and how much is the stuff you provided?

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

So basically there were several queries from the FDA and queries from the FDA are usually just clarifications of data, which we are dealing with and they come in all the time. And I'm sure we will get more as the review process goes on.

But specifically what we did and what we submitted as we discussed, was an adjudication of the cardiovascular events as we had promised after the ACR presentation, as a formal, independent external review, blinded and un-blinded. And two, was a further evaluation of the immunogenicity issues within the dataset, so that three, we would now we believe enhance the importance of the REMs to ensure that the right patients get treated in an appropriate way. And furthermore to submit proposals to the label to clearly identify who should be treated at what dose, for how long, and in addition, appropriate stopping rules to mitigate risk, particularly if associated with any immunogenicity. None of that has been asked for by the Agency.

Andrew Vaino - Roth Capital - Analyst

Okay. And when was this new data provided to the FDA?

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

We recently filed amendments, in a very recent timeframe.

Andrea Jao - Barclays Capital - Analyst

Okay. And also I noticed that the other thing that seemed to happen today was you guys fired your CFO. Can you comment on that?

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

Yes, we don't routinely comment about individuals and what the situation is there. It has nothing to do, I want to make it very clear, it has nothing to do with our BLA. And frankly we're very happy to have David Gionco move into this role and act as our CFO going forward.

Operator

Your next question comes from Carol Werther of Summer Street Research.

Carol Werther - Summer Street Research - Analyst

Thank you. Could you just tell us what the denominator is for the Phase III trials in each of the placebo and the treated group? Are you using the intent to treat or just the patients that finish the trial? How are you describing the cardiovascular events versus --

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

First of all, the cardiovascular adjudication is on all patients in the trial. Thus by your terminology it would be ITT or the intention to treat the analysis. The numbers of patients are placebo 43 and the phase -- Q2 is 85 and 84 in the Q4, and basically we test the data set. But remember that there are more than 101 patients treated in the OLE for more than one-year. That was asked for by the FDA and that is an important issue, because ICH guidelines for a chronic therapy only require 100 patients per year, and we provided that in the exposure data.

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

And 69 of those 101 patients actually have been on drug for 18 months.

Carol Werther - Summer Street Research - Analyst

Okay, great that's very helpful. And then when you looked at the APTC cardiovascular event, did you -- was it similar in the Q2 week arm versus the Q4 week arm?

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

Oh boy. No, the reality is that we're talking about very few numbers. And so therefore in the first place to even begin to express evidence in more numbers than one than in the other group, it would be very difficult. In looking at all total data about safety, Q2 had a better safety event rate than Q4, but in this kind of data set, you cannot really say much about that and I would be loathe to impune the Q4 dose to say it had more cardiovascular events.

I can tell you on further evaluation we have not found that it's immune complex deposition associated with the cardiovascular events because it's not correlated to antibody titer or high titer and it's not correlated in dose as a result.

Operator

Your next question comes from Eun Yang of Jefferies & Company.

Dr. Eun Yang - Jefferies & Company - Analyst

Thanks. My questions have all been answered actually.

Operator

Your next question is from Salveen Kochnover from Collins Stewart.

Salveen Kochnover - Collins Stewart - Analyst

Sure, thanks for taking my follow up. Was there any feedback from a convened panel on the hypersensitivity reaction?

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

I'm not entirely sure I understand the question. Could you explore that for a minute?

Salveen Kochnover - Collins Stewart - Analyst

Sure. I think there were 11 hypersensitivity reactions in the study that were disclosed where they weren't believed to be true anaphylactic type reactions, so I was just wondering if a panel, convened panel had looked at those.

Dr. Lee Simon - Savient Pharmaceuticals, Inc. - Chair of BLA Oversight Committee, Board of Directors

So basically there's a question of anaphylaxis. You've heard the word like anaphylactoid. Based on the panel's evaluation which we have been actively working with, the immunology panel, both clinical immunologists as well as basic scientist immunologists, the consensus of opinion, based on arbitrary designation of what anaphylaxis is by immunologists that there is not anaphylaxis in this data set. Furthermore we believe that this all is surrounding something called immunogenicity, and we believe we have a real good handle on the immunogenicity and how to risk mitigate it.

Salveen Kochnover - Collins Stewart - Analyst

Thank you.

Operator

Your next question is a follow up from Carol Werther of Summer Street Research.

Carol Werther - Summer Street Research - Analyst

Thank you. How many patients are still in the Open Label Extension study?

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

Yes, the vast majority of patients still remain in the trial and continuing to take drugs and continuing to do well.

Carol Werther - Summer Street Research - Analyst

You can't give us the number?

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

I don't know specifically sitting here this evening exactly the number of patients. But again, as we've talked about in past calls, patients want to remain on drug and they continue to do well. So, again, the vast majority of patients still remain in the Open Label Extension trial to this date.

Carol Werther - Summer Street Research - Analyst

Okay. And have you stopped the every four-week dosing in the Open Label Extension since you are only asking for approval of the Q2-week?

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

No, no, we haven't stopped. We, again, remain committed that the Q4 dose is safe and effective, it's met its primary end point, but we just think the more optimal dose in order to treat this highly diseased treatment-failure population is the Q2-week dose.

Carol Werther - Summer Street Research - Analyst

And my last question, are you still talking to partners or is that on hold?

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

Well it's a great question. And really our, as you can tell from the passion and what we're talking about tonight, our sole company focus is really getting this BLA reviewed and approved through the FDA, and frankly on our preparations for a launch here in the US. We, the Board, the management team and our advisors who continue to look at different strategic options, and we remain open to partnerships or any transactions that come forward to optimize shareholder value. But our focus really is on getting this BLA approved and preparing to launch in the US.

Operator

At this time you have no further questions. I would like to turn the call back over to Paul Hamelin for closing remarks.

Paul Hamelin - Savient Pharmaceuticals, Inc. - President

Thank you everyone for joining us this evening. We remain committed to the development of KRYSTEXXA and to really changing the paradigm of therapy for the terribly afflicted treatment-failure gout patient population. So with that, I look forward to speaking with you all again in the future. Thank you very much and good evening.

Operator

This concludes today's conference call you may now disconnect.